Free Writing Prospectus No. 99 Registration Statement No. 333-200365 Dated January 16, 2015 Filed Pursuant to Rule 433
Morgan Stanley Trigger Return Optimization Securities
Linked to the WisdomTree India Earnings Fund Due January 31, 2018
Investment Description
These Trigger Return Optimization Securities (the “Securities”) are unsecured and unsubordinated obligations of Morgan Stanley with returns linked to the performance of the WisdomTree India Earnings Fund (the “Fund,” and the shares of the Fund, the “Underlying Shares”).  If the Underlying Return is positive, Morgan Stanley will repay the Principal Amount at maturity and pay a return equal to 1.5 (the “Multiplier”) times the Underlying Return, up to a Maximum Gain of 31% to 35% (the actual Maximum Gain will be determined on the Trade Date).  If the Underlying Return is zero or negative but the Final Price is not less than the Trigger Price, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Final Price is less than the Trigger Price, you will be fully exposed to the negative Underlying Return and Morgan Stanley will repay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return.  The Securities are designed for investors who seek an opportunity to earn a return based on the performance of the Underlying Shares up to a cap and who are willing to risk their principal and forgo current income in exchange for the benefit of the Multiplier, which applies for a limited range of appreciation in the price of the Underlying Shares, and the contingent repayment of principal, which applies only if the Final Price is not less than the Trigger Price.  Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount.  The contingent repayment of principal applies only if you hold the Securities to maturity.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates*
❑   Enhanced Growth Potential: At maturity, the Securities enhance any positive Underlying Return up to the Maximum Gain.  If the Underlying Return is negative, investors may be fully exposed to the negative Underlying Return at maturity.

❑   Contingent Downside Market Exposure: If the Underlying Return is zero or negative but the Final Price is not less than the Trigger Price, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Final Price is less than the Trigger Price, Morgan Stanley will repay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal to investors that is proportionate to the percentage decline in the price of the Underlying Shares (which will be more than 20% of your Principal Amount).  The contingent repayment of principal applies only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.
Trade Date Settlement Date Final Valuation Date** Maturity Date**	January 27, 2015 January 30, 2015 January 25, 2018 January 31, 2018

* Expected
**   Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS:  THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS.  THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE THE SAME DOWNSIDE MARKET RISK AS THE UNDERLYING SHARES, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.  THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.
Security Offering
Morgan Stanley is offering Trigger Return Optimization Securities Linked to the WisdomTree India Earnings Fund.  The return on the Securities is limited to, and will not exceed, a Maximum Gain of 31% to 35%.  The actual Initial Price, Trigger Price and Maximum Gain for the Securities will be determined on the Trade Date.  The Securities are offered at a minimum investment of 100 Securities at the price to public described below.
Underlying Shares	Initial Price	Maximum Gain	Trigger Price	CUSIP/ ISIN
WisdomTree India Earnings Fund		31% to 35%	80% of the Initial Price	61764M695 / US61764M6957
See “Additional Information about Morgan Stanley and the Securities” on page 2.  The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this free writing prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus or prospectus supplement.  Any representation to the contrary is a criminal offense.  The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Estimated value on the Trade Date	Approximately $9.305 per Security, or within $0.225 of that estimate. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.25	$9.75
Total	$•	$•	$•
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells.   For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this free writing prospectus.

(2)	See “Use of Proceeds and Hedging” on page 22.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this free writing prospectus.

UBS Financial Services Inc.	Morgan Stanley

Additional Information about Morgan Stanley and the Securities
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus and prospectus supplement on the SEC website  at.www.sec.gov as follows:

t	Prospectus supplement dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008172/dp51153_424b2-seriesf.htm

t	Prospectus dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley.  In this document, the “Securities” refers to the Trigger Return Optimization Securities that are offered hereby.  Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 19, 2014 and the Morgan Stanley prospectus supplement dated November 19, 2014, respectively.

If the terms described in this free writing prospectus are inconsistent with those in the prospectus and prospectus supplement, the terms in this free writing prospectus will control.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus and prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making an offer of these Securities in any state where the offer is not permitted.  You should not assume that the information in this free writing prospectus or the accompanying prospectus and prospectus supplement is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10.  We estimate that the value of each Security on the Trade Date will be approximately $9.305, or within $0.225 of that estimate.  Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Multiplier and the Trigger Price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
t   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t   You seek an investment with returns based on the performance of companies based in India.

t   You believe that the price of the Underlying Shares will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.  The actual Maximum Gain will be determined on the Trade Date.

t   You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover of this document (the actual Maximum Gain will be set on the Trade Date).

t   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

t   You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Shares.

t   You are willing to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.

t   You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including any repayment of your principal.

t   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t   You require an investment designed to provide a full return of principal at maturity.

t   You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t   You do not seek an investment with returns based on the performance of companies based in India.

t   You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date, or you believe the price of the Underlying Shares will appreciate over the term of the Securities by more than the Maximum Gain.  The actual Maximum Gain will be determined on the Trade Date.

t   You seek an investment that has unlimited return potential without a cap on appreciation.

t   You would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover of this document (the actual Maximum Gain will be set on the Trade Date).

t   You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

t   You seek current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

t   You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

t   You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for all payments on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances.  You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 3 years
Underlying Shares	Shares of the WisdomTree India Earnings Fund
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the Underlying Shares during the term of the Securities, as follows:

If the Underlying Return is greater than zero, Morgan Stanley will pay you the lesser of:

$10 + [$10 × Underlying Return × Multiplier]

and:

$10 + [$10 × Maximum Gain].

If the Underlying Return is equal to or less than zero but the Final Price is at or above the Trigger Price, Morgan Stanley will pay you the $10 Principal Amount.

If the Final Price is below the Trigger Price, Morgan Stanley will pay you:

$10 + [$10 × Underlying Return].

In this scenario, you will lose 1% of your Principal Amount for every 1% of negative performance of the Underlying Shares, resulting in a loss of principal proportionate to the percentage decline of the price of the Underlying Shares.  You will lose more than 20%, and possibly all, of your Principal Amount.

Trigger Price	80% of the Initial Price
Multiplier	1.5
Maximum Gain	Between 31% and 35%. The actual Maximum Gain will be determined on the Trade Date.
Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price of one share of the Underlying Shares on the Trade Date.
Final Price	The Closing Price of one share of the Underlying Shares on the Final Valuation Date times the Adjustment Factor on such date.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT

Key Risks
An investment in the Securities involves significant risks.  Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus.  You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
The Securities do not guarantee any return of principal.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest or dividends on the Securities or guarantee to pay you any of the Principal Amount of the Securities, or any amount, at maturity.  If the Final Price is less than the Trigger Price (which is 80% of the Initial Price), you will be exposed to the full negative Underlying Return, and the payout owed at maturity by Morgan Stanley will be an amount in cash that is at least 20% less than the $10 Principal Amount of each Security, resulting in a loss proportionate to the full decrease in the value of the Underlying Shares from the Initial Price to the Final Price. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose your entire initial investment in the Securities.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Shares is above the Trigger Price at the time of sale.

t
The Multiplier applies only if you hold the Securities to maturity.  You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Multiplier times the Underlying Return even if such return is positive and does not exceed the Maximum Gain. You can receive the full potential benefit of the Multiplier, subject to the Maximum Gain, only if you hold your Securities to maturity.

t
The appreciation potential of the Securities is limited by the Maximum Gain.  The appreciation potential of Securities is limited by the Maximum Gain of 31% to 35%, corresponding to a maximum Payment at Maturity of $13.10 to $13.50.  The actual Maximum Gain and maximum Payment at Maturity will be determined on the Trade Date.  Therefore, although the Multiplier enhances positive Underlying Returns, you will not benefit from any positive Underlying Return that, when multiplied by the Multiplier, exceeds the Maximum Gain.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
The amount payable on the Securities is not linked to the price of the Underlying Shares at any time other than the Final Valuation Date. The Final Price will be based on the Closing Price of one share of the Underlying Shares on the Final Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events.  Even if the price of the Underlying Shares appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Shares prior to such drop.  Although the actual price of the Underlying Shares on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Final Price of the Underlying Shares on the Final Valuation Date as compared to the Initial Price.

t
The market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the price of the Underlying Shares at any time and, in particular, on the Trade Date and the Final Valuation Date,

o	the volatility (frequency and magnitude of changes in price or value) of the Underlying Shares,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or stock markets generally and which may affect the Final Price,

o	the Indian rupee/U.S. dollar exchange rate,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity.  For example, you may have to sell your Securities at a substantial discount from the Principal Amount of $10 per Security if the price of the Underlying Shares at the time of sale is below, at or moderately above the Initial Price, and especially if it is near or below the Trigger Price, or if market interest rates rise.  The amount you receive in connection with any sale of the Securities prior to maturity may be substantially different than the expected Payment at Maturity based on the price of the Underlying Shares at the time of sale.  You cannot predict the future performance of the Underlying Shares based on their historical performance.  If the Final Price is less than the Trigger Price, you will receive at maturity an amount that is significantly less than the $10 Principal Amount of each Security (and which could be zero) by an amount proportionate to the negative Underlying Return.  There can be no assurance that there will be any positive Underlying Return such that you will receive at maturity an amount in excess of the Principal Amount of the Securities, or any amount at all.

t
No dividend payments or voting rights.  Owning the Securities is not the same as owning the Underlying Shares or the stocks comprising the WisdomTree India Earnings Index (the “Share Underlying Index”).  As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Shares or stocks comprising the Share Underlying Index would have.

t
Investing in the Securities is not equivalent to investing in the Underlying Shares or the stocks composing the Share Underlying Index.  Investing in the Securities is not equivalent to investing in the Underlying Shares or the stocks that constitute the Share Underlying Index.  The Securities will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the price of the Underlying Shares and is not subject to a maximum return.  In addition, you do not have the right to exchange your Securities for the Underlying Shares at any time, and are subject to the credit risk of Morgan Stanley.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time.  The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t
Adjustments to the Underlying Shares or the Share Underlying Index could adversely affect the value of the Securities.  As the investment advisor to the Fund, WisdomTree Asset Management, Inc. (the “Investment Advisor”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Share Underlying Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Fund.  Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the Securities.  Standard & Poor’s (“S&P”) is responsible for calculating and maintaining the Share Underlying Index.  S&P may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes that could change the value of the Share Underlying Index.  S&P may discontinue or suspend calculation or publication of the Share Underlying Index at any time. If trading in the Underlying Shares is permanently discontinued and/or the Fund is liquidated or otherwise terminated, and S&P subsequently discontinues publication of the Share Underlying Index, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Share Underlying Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Because the Underlying Shares are designed to track the performance of the Share Underlying Index, any of these actions could adversely affect the price of the Underlying Shares, and, consequently, the value of the Securities.

t
The Underlying Shares and the Share Underlying Index are different.  The performance of the Underlying Shares may not exactly replicate the performance of the Share Underlying Index because the price of the Underlying Shares will reflect transaction costs and fees that are not included in the calculation of level of the Share Underlying Index.  It is also possible that the Underlying Shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the Share Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the Underlying Shares and the Share Underlying Index or due to other circumstances.  Under normal circumstances, at least 95% of the Fund’s total assets (exclusive of collateral held from securities lending) will be invested in the stocks composing the Share Underlying Index and investments that have economic characteristics that are substantially identical to the economic characteristics of such stocks.  The Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the stocks in the Share Underlying Index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the Share Underlying Index as a whole. The Fund also may invest its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options and swaps.  For further information regarding the Fund, see “The WisdomTree India Earnings Fund” below.

t
There are risks associated with investments in securities linked to the value of foreign (and emerging market) equity securities.  The stocks included in the Share Underlying Index and that are generally tracked by the Underlying Shares have been issued by companies incorporated in India.  Political and economic conditions and changes in regulatory, tax, currency exchange or economic policy in India could significantly affect the market in that country and in surrounding or related countries and have an adverse impact on the value of the Underlying Shares and of the Securities.

Investments in securities linked to the value of foreign equity securities, such as the Underlying Shares, involve risks associated with the securities markets in those countries, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.   Additionally, countries with emerging markets, such as India, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more-developed countries. In addition, the Indian economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Indian government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Indian economy may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.  The Indian economy may also be adversely affected by political uncertainty stemming from internal or external hostilities.

t
The price of the Underlying Shares is subject to currency exchange rate risk.  Because the price of the Underlying Shares is related to the U.S. dollar value of stocks underlying the Fund and the Share Underlying Index, holders of the Securities will be exposed to currency exchange rate risk with respect to the Indian rupee.  Movements in the Indian rupee/U.S. dollar exchange rate are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to India and the United States.  Further, currencies of emerging economies, such as the Indian economy, are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country.  An investor’s net exposure will depend on the extent to which the Indian rupee strengthens or weakens against the U.S. dollar.  If the dollar strengthens against the Indian rupee, the price of the Underlying Shares will be adversely affected and the Payment at Maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in India and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of India, the United States and other countries important to international trade and finance.

t
The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that could affect the Underlying Shares.  Morgan Stanley & Co. LLC (“MS & Co.”), as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the Underlying Shares, such as stock splits and reverse stock splits.  However, the Calculation Agent will not make an adjustment for every event that could affect the Underlying Shares.  If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected.  The determination by the Calculation Agent to adjust, or not to adjust, the Adjustment Factor may materially and adversely affect the market price of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index.  MS & Co. and some of our other subsidiaries also trade the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price of the Underlying Shares, and, therefore, could increase the Trigger Price, which is the price at or above which the Underlying Shares must close on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Price of the Underlying Shares on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

t
Potential conflict of interest.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Price, the Trigger Price, the Final Price, the Underlying Return, any adjustment to the Adjustment Factor and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, any adjustments to the Adjustment Factor and the selection of a Successor Index or calculation of the Final Price in the event of a discontinuance of the Share Underlying Index or a Market Disruption Event.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation,” “—Calculation Agent and Calculations ” and related definitions below.  In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

t
Uncertain tax treatment.  Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed).  U.S. investors should read the section entitled “What Are the Tax Consequences of the Securities? – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this free writing prospectus.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Price is below the Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The below scenario analysis and examples are hypothetical and provided for illustrative purposes only.  They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Shares relative to the Initial Price.  We cannot predict the Final Price on the Final Valuation Date.  You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Shares. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, based on the following terms*:

Investment Term:	Approximately 3 years
Hypothetical Initial Price:	$22.00
Hypothetical Trigger Price:	$17.60 (80% of the hypothetical Initial Price)
Hypothetical Maximum Gain:	33% (the midpoint of the range of 31% to 35%)
Multiplier:	1.5

* The actual Initial Price, Trigger Price, and Maximum Gain for the Securities will be determined on the Trade Date.

Example 1— The price of the Underlying Shares increases from an Initial Price of $22.00 to a Final Price of $24.20.  The Underlying Return is equal to ($24.20 –$22.00) / $22.00, or 10%.  Because the Underlying Return is greater than zero, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as the lesser of:

$10 + [$10 × Underlying Return × Multiplier], or $10 + [$10 × 10% × 1.5] = $11.50; and
$10 + [$10 × Maximum Gain], or $10 + [$10 × 33%] = $13.30.

The Payment at Maturity is therefore $11.50.

Example 2— The price of the Underlying Shares increases from an Initial Price of $22.00 to a Final Price of $30.80.  The Underlying Return is equal to ($30.80 –$22.00) / $22.00, or 40%.  Because the Underlying Return is greater than zero, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as the lesser of:

(A) $10 + [$10 × Underlying Return × Multiplier], or $10 + [$10 × 40% × 1.5] = $16.00; and
(B) $10 + [$10 × Maximum Gain], or $10 + [$10 × 33%] = $13.30.

The Payment at Maturity is therefore $13.30.

Example 3— The price of the Underlying Shares decreases from an Initial Price of $22.00 to a Final Price of $18.70.  The Underlying Return is equal to ($18.70 –$22.00) / $22.00, or -15%.  Because the Underlying Return is less than zero, and the Final Price is at or above the Trigger Price, the Payment at Maturity for each $10 Principal Amount of Securities is equal to the Principal Amount of $10.

Example 4— The price of the Underlying Shares decreases from an Initial Price of $22.00 to a Final Price of $8.80.  The Underlying Return is equal to ($8.80 –$22.00) / $22.00, or -60%.  Because the Underlying Return is less than zero, and the Final Price is below the Trigger Price, the Payment at Maturity for each $10 Principal Amount of Securities is equal to $10 + [$10 × Underlying Return], or $10 + [$10 × -60%] = $4.

If the Final Price is below the Trigger Price, you will be fully exposed to the negative Underlying Return, resulting in a loss of principal that is proportionate to the percentage decline in the price of the Underlying Shares, and you will lose a significant portion or all of your initial investment.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Underlying Shares			Performance of the Securities
Hypothetical Final Price	Hypothetical Underlying Return	Multiplier	Hypothetical Payment at Maturity	Hypothetical Return on Securities Purchased at $10.00(1)
$44.00	100%	1.5	$13.30	33.00%
$41.80	90%	1.5	$13.30	33.00%
$39.60	80%	1.5	$13.30	33.00%
$37.40	70%	1.5	$13.30	33.00%
$35.20	60%	1.5	$13.30	33.00%
$33.00	50%	1.5	$13.30	33.00%
$30.80	40%	1.5	$13.30	33.00%
$28.60	30%	1.5	$13.30	33.00%
$26.84	22%	1.5	$13.30	33.00%
$26.40	20%	1.5	$13.00	30.00%
$24.20	10%	1.5	$11.50	15.00%
$23.10	5%	1.5	$10.75	7.50%

$22.00	0%	N/A	$10.00	0.00%
$20.90	-5%	N/A	$10.00	0.00%
$19.80	-10%	N/A	$10.00	0.00%
$18.70	-15%	N/A	$10.00	0.00%
$17.60	-20%	N/A	$10.00	0.00%
$15.40	-30%	N/A	$7.00	-30.00%
$13.20	-40%	N/A	$6.00	-40.00%
$11.00	-50%	N/A	$5.00	-50.00%
$8.80	-60%	N/A	$4.00	-60.00%
$6.60	-70%	N/A	$3.00	-70.00%
$4.40	-80%	N/A	$2.00	-80.00%
$2.20	-90%	N/A	$1.00	-90.00%
$0.00	-100%	N/A	$0.00	-100.00%
(1) The “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount per Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities or commodities;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities).  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of WisdomTree India Earnings Fund (the “ETF Shares”)).  If an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding.  The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the Securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security (which, subject to the maximum payment at maturity, reflects a multiple of the percentage increase in the value of the ETF Shares over the term of the Security) over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Even if an investment in a Security is treated as a “constructive ownership transaction,” the amount of “net underlying long-term capital gain,” and therefore the amount of Recharacterized Gain, is unclear.  It is possible, for example, that the net underlying long-term capital gain is equal to the aggregate net capital gain that the U.S. Holder would have had if the ETF Shares had been acquired for fair market value on the issue date of the Securities and sold for fair market value upon the date of sale, exchange or settlement of the Securities (which would reflect the percentage increase, without the multiple, in the value of the ETF Shares over the term of the Securities).  However, the net underlying long-term capital gain could alternatively be calculated using a number of ETF Shares that reflects the multiple upon which any gain on the Securities will be calculated, in which case the amount of Recharacterized Gain would generally be zero.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter. Because a Security provides for the return of principal except where the Final Price is below the Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below on backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income.  If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the Securities.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The WisdomTree India Earnings Fund

The WisdomTree India Earnings Fund, or the “Fund,” is an exchange-traded fund that seeks investment results that correspond closely to the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index.  The Fund is managed by WisdomTree Trust (“WTT”), a registered investment company that consists of numerous separate investment portfolios, including the WisdomTree India Earnings Fund.  Mellon Capital Management Corporation serves as sub-adviser to the Fund.  The shares of the Fund trade on the NYSE Arca, Inc. under the ticker symbol “EPI.”  Information provided to or filed with the Commission by WTT pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333−132380 and 811-21864, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The Fund employs a “passive management” – or indexing – investment approach designed to track the performance of the WisdomTree India Earnings Index.  The Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the securities in the WisdomTree India Earnings Index whose risk, return and other characteristics resemble the risk, return and other characteristics of the WisdomTree India Earnings Index as a whole.  Under normal circumstances, at least 95% of the Fund’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the WisdomTree India Earnings Index and investments that have economic characteristics that are substantially identical to the economic characteristics of such component securities.  To the extent the WisdomTree India Earnings Index is concentrated (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the Fund will concentrate its investments to approximately the same extent as the WisdomTree India Earnings Index.

The WisdomTree India Earnings Index.  The WisdomTree India Earnings Index measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index screening date.  The WisdomTree India Earnings Index is calculated to capture price appreciation and total return of its component securities, which assumes dividends are reinvested into the index.  The WisdomTree India Earnings Index consists of companies that: (i) are incorporated in India, (ii) are listed on a major stock exchange in India, (iii) have generated at least $5 million in earnings in their fiscal year prior to the annual index screening date, (iv) have a market capitalization of at least $200 million on the annual index screening date, (v) have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index screening date, (vi) have traded at least 250,000 shares per month for each of the six months prior to the annual index screening date, (vii) have a calculated volume factor (the average daily dollar volume for three months preceding the annual index screening date divided by the weight of the security in the WisdomTree India Earnings Index) that is greater than $200 million and (viii) have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index screening date.

Companies are weighted in the WisdomTree India Earnings Index based on reported net income in their fiscal year prior to the annual index screening date.  The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”).  The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased.  The product of the reported net income and IWF is known as the “Earnings Factor.”  Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the WisdomTree India Earnings Index.  The maximum weight of any one sector in the WisdomTree India Earnings Index, at the time of the annual index screening date, is capped at 25%.  In response to market conditions, sector weights may fluctuate between 25% between annual index screening dates.

WisdomTree Investments, Inc. (“WisdomTree Investments”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies within a sector. The following sectors are included in the WisdomTree India Earnings Index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industries.

The inception date of the WisdomTree India Earnings Index was December 3, 2007.  The level of the WisdomTree India Earnings Index is reported by Bloomberg L.P. under the ticker symbol “WTIND.”  As of January 13, 2015, there were 282 components in the WisdomTree India Earnings Index with a total index market capitalization of $1.26 trillion.  As of January 13, 2015, 61.66% of the weight of the WisdomTree India Earnings Index consisted of securities with market capitalizations of over $10 billion, 26.60% of the WisdomTree India Earnings Index consisted of securities with market capitalizations of between $2 and $10 billion, and 11.75% of the WisdomTree India Earnings Index consisted of companies with market capitalizations of less than $2 billion.  Below is a breakdown of the top ten components of the WisdomTree India Earnings Index by weight, as of January 13, 2015.

Component	Weight
1. Infosys Ltd	8.04%
2. Reliance Industries Ltd	7.29%
3. Housing Development Finance Co	6.75%
4. ICICI Bank Ltd	4.65%
5. Oil & Natural Gas Corp Ltd	3.67%
6. Tata Motors Ltd	3.53%
7. Tata Consultancy Services Ltd	3.46%
8. State Bank of India	2.82%
9. NTPC Ltd	2.13%
10. Mahindra & Mahindra Ltd	1.79%

Below is a breakdown of the sectors by weight, as of January 13, 2015.

Sector	Weight
1. Financials	27.31%
2. Information Technology	18.01%
3. Energy	16.14%
4. Consumer Discretionary	9.41%
5. Materials	7.43%
6. Utilities	6.02%
7. Industrials	5.19%
8. Health Care	4.75%
9. Consumer Staples	4.26%
10. Telecommunication Services	1.41%

Historical Information

The following table set forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, for the WisdomTree India Earnings Fund for each quarter in the period from February 22, 2008 through January 14, 2015.  The related graph sets forth the daily Closing Prices in the same period.  The Closing Price on January 14, 2015 was $22.36.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the WisdomTree India Earnings Fund should not be taken as an indication of future performance, and no assurance can be given as to its Final Price.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
2/22/2008*	3/31/2008	26.16	21.20	22.82
4/1/2008	6/30/2008	25.50	18.22	18.22
7/1/2008	9/30/2008	21.43	14.91	15.97
10/1/2008	12/31/2008	15.97	8.84	11.35
1/1/2009	3/31/2009	12.12	8.95	10.94
4/1/2009	6/30/2009	18.92	11.47	17.35
7/1/2009	9/30/2009	21.03	15.85	21.03
10/1/2009	12/31/2009	22.34	19.18	22.07
1/1/2010	3/31/2010	23.44	20.23	23.33
4/1/2010	6/30/2010	24.29	20.45	22.75
7/1/2010	9/30/2010	26.57	22.68	26.37
10/1/2010	12/31/2010	28.71	24.60	26.39
1/1/2011	3/31/2011	26.68	21.94	24.79
4/1/2011	6/30/2011	25.51	22.25	23.96
7/1/2011	9/30/2011	24.38	18.15	18.15
10/1/2011	12/31/2011	20.58	15.49	15.60
1/1/2012	3/31/2012	21.56	16.23	19.28
4/1/2012	4/20/2012	19.56	15.62	17.23
7/1/2012	9/30/2012	18.94	16.36	18.94
10/1/2012	12/31/2012	19.84	17.72	19.37
1/1/2013	3/31/2013	20.50	17.75	17.97
4/1/2013	6/30/2013	19.18	15.48	16.16
7/1/2013	9/30/2013	16.83	13.32	15.32
10/1/2013	12/31/2013	17.64	15.54	17.44
1/1/2014	3/31/2014	18.96	15.74	18.96
4/1/2014	6/30/2014	23.45	18.92	22.47
7/1/2014	9/30/2014	23.54	21.66	21.91
10/1/2014	12/31/2014	23.55	20.78	22.05
1/1/2015	1/14/2015*	22.51	21.40	22.36
* Available information for the indicated periods includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,”

“Quarterly Low” and “Quarterly Close” data indicated are for these shortened periods only.

The graph below illustrates the performance of the WisdomTree India Earnings Fund for each quarter in the period from February 22, 2008 through January 14, 2015, based on information from Bloomberg. Past performance of the WisdomTree India Earnings Fund is not indicative of the future performance of the WisdomTree India Earnings Fund.

This free writing prospectus relates only to the Securities offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this free writing prospectus regarding WTT from the publicly available documents described in the preceding paragraphs under the heading “The WisdomTree India Earnings Fund.”  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to WTT or the Underlying Shares.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the heading “The WisdomTree India Earnings Fund”) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning WTT or the Underlying Shares could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with WTT.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to WTT, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of WTT as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

“WisdomTree®” is a registered mark of WisdomTree Investments, Inc. (“WTI”).  The WisdomTree India Earnings Index is the exclusive property of WisdomTree Investments, Inc., which has contracted with Standard & Poor’s (“S&P”) to maintain and calculate the WisdomTree India Earnings Index.  S&P shall have no liability for any errors or omissions in calculating the WisdomTree India Earnings Index.  The Securities are not sponsored, endorsed, sold, or promoted by WTI.  WTI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  WTI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use in this free writing prospectus below:

t	“Share Underlying Index” means the WisdomTree India Earnings Index, which is the index that the Underlying Shares seek to track.

t
“Closing Price” means, subject to the provisions set out under “Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below, for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

o
if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

o	if the Underlying Shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

o
if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.  This definition of “Closing Price” is subject to the provisions under “—Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below.

t
“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“Market Disruption Event” means:

(i)	the occurrence or existence of any of:

(a) a absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, or

(c) a suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)
a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the level of the Share Underlying Index attributable to that security relative to (y) the overall level of the Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in the futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the Underlying Shares occurs on the scheduled Final Valuation Date, the Final Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Final Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price of an Underlying Share on such date as the mean of the bid prices for an Underlying Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.  No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the

Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation

If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of the Underlying Shares on the Final Valuation Date following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price of the Underlying Shares was available.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the Share Underlying Index discontinues publication of the Share Underlying Index and the index publisher of the Share Underlying Index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price of the Underlying Shares on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the Share Underlying Index discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Final Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price of the Underlying Shares for such date.  The Closing Price of the Underlying Shares will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Price, the Trigger Price, the Final Price, the Underlying Return, any adjustments to the Adjustment Factor and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this document, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index that they may wish to use in connection with such hedging.  Such purchase activity could increase the Initial Price of the Underlying Shares, and, therefore, could increase the Trigger Price, which is the price at or above which the Underlying Shares must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlying Shares or the constituent stocks of the Share Underlying Index, futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as other instruments related to the Underlying Shares or the Share Underlying Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest
MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Maximum Gain, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlying Shares or the constituent stocks of the Share Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.